Exhibit 99.2

Global Energy Contact Richard Wilson Corporate Executive VP (404) 814-2500 rwilson@gnhgroup.com	Public Relations Contact Joshua Waller Ricochet Public Relations (212) 679-3300 x130 jwaller@ricochetpr.com	Investor Relations Contact Kathleen Heaney ICR (203) 803-3585 kheaney@icrinc.com

Global Energy Holdings Group Announces New Corporate Structure and Ticker Symbol on the New York Stock Exchange Alternext US

Xethanol Corporation Announces Name and Ticker Symbol Change

Atlanta, October 28, 2008 - Global Energy Holdings Group, Inc. (NYSE Alternext US: GNH), formerly known as Xethanol Corporation, has begun trading under the new ticker symbol GNH. Global Energy is an Atlanta-based diversified renewable energy company with two subsidiaries, Global Energy Systems and Global Energy Ventures.

Global Energy Systems develops renewable energy projects with a focus on biomass and landfill-gas-to-energy. It also implements energy conservation and alternative energy projects for commercial and governmental organizations across the United States, including government agencies and the U.S. military. Global Energy Ventures invests in early stage, strategically relevant energy companies.

“At Global Energy Holdings, we recognize that there is no single solution to our nation’s energy challenges,” said David Ames, President and CEO of Global Energy Holdings Group. “We must take immediate steps to lessen our dependence on fossil fuels by implementing mature alternative energy and conservation technologies. It is equally important we invest in a variety of emerging technologies to help grow the sector and take advantage of our nation’s vast renewable energy potential.”

Global Energy Holdings Group recently restructured its management team. This team has extensive experience in developing companies in various sectors of the energy markets. In addition, the company’s engineering staff has significant expertise in biomass gasification, cogeneration, heat recovery and energy conservation projects.

Global Energy Holdings Group previously traded on the AMEX under the name Xethanol Corporation (AMEX: XNL).

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia, with two subsidiaries.  Global Energy Systems develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects. Global Energy Systems also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Ventures invests in strategically relevant, early stage energy companies.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Alternext US (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its Web site at http://www.gnhgroup.com.